Exhibit 99.1
Item 1A. Risk Factors

Pandemics or disease outbreaks, such as the novel coronavirus (COVID-19 virus), may disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations.

Pandemics or disease outbreaks such as the novel coronavirus (COVID-19 virus) may depress demand for protein because quarantines may inhibit consumption. Restrictions on public gatherings or interactions may also limit the opportunity for our customers and consumers to purchase our products.

The spread of pandemics or disease outbreaks such as the COVID-19 virus may also disrupt logistics necessary to import, export, and deliver products to us or our customers. Ports and other channels of entry may be closed or operate at only a portion of capacity, as workers may be prohibited or otherwise unable to report to work, and means of transporting products within regions or countries may be limited for the same reason.

Our operations, or those of independent contract poultry producers and producers who provide the live animals to our production operations, may become limited in their ability to procure, deliver, or produce our food products because of transport restrictions related to quarantines or travel bans.

Workforce limitations and travel restrictions resulting from pandemics or disease outbreaks and related government actions may impact many aspects of our business. If a significant percentage of our workforce is unable to work, including because of illness or travel or government restrictions in connection with pandemics or disease outbreaks, our operations may be negatively impacted. In addition, pandemics or disease outbreaks could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect customers’ demand for our products.